EXHIBIT 5 AND 23.1




                                August 23, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  Wolverine World Wide, Inc.
     Registration Statement on Form S-8
     1994 Directors' Stock Option Plan

Dear Sir or Madam:

          We represent Wolverine World Wide, Inc., a Delaware corporation (the "Corporation") with respect to the above-captioned registration state-ment on Form S-8 (the "Registration Statement") filed pursuant to the Secu-rities Act of 1933 (the "Act") to register 120,000 shares of the Corporation's common stock, $1 par value per share.

          As general counsel for the Corporation, we have examined and are familiar with the Corporation's Certificate of Incorporation, Bylaws, and other corporate records and documents and have made such further examina-tion as we have deemed necessary or advisable in order to enable us to render this opinion. We have also assisted in preparing the Registration Statement.

          Based on the foregoing, we are of the opinion that:

     1. The Corporation is a corporation duly organized and validly ex-isting under the laws of the State of Delaware.

     2. The one hundred twenty thousand (120,000) shares of common stock being registered on Form S-8 under the Act are duly authorized shares, and when issued pursuant to the Corporation's 1994 Directors' Stock Option Plan will be legally issued and outstanding, fully paid, and nonassessable.

          We hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 covering the common stock to be issued pursuant to the Corporation's 1994 Directors' Stock Option Plan.

                              Very truly yours,

                              WARNER, NORCROSS & JUDD


                              By /s/ Blake W. Krueger
                                 Blake W. Krueger
                                 A Partner